Exhibit 99.1

PURE Bioscience Reports Fiscal 2024

Financial Results

El CAJON, CA – PURE Bioscience, Inc. (OTCQB: PURE) (“PURE,” the “Company” or “we”), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal year ended July 31, 2024.

Summary of Results – Year-End Operations

●	Net product sales were $1,955,000 and $1,871,000 for the fiscal year ended July 31, 2024 and 2023, respectively. The increase of $84,000 was attributable to increased sales across our distribution network.
●	Net loss for the fiscal year ended July 31, 2024 was ($3.4 million), compared to ($3.9 million) for the fiscal year ended July 31, 2023.
●	Net loss, excluding share-based compensation, for the fiscal year ended July 31, 2024 was ($3.1 million), compared to ($3.6 million) for the fiscal year ended July 31, 2023.
●	Net loss per share was ($0.03) for the fiscal year ended July 31, 2024, compared to ($0.04) for the fiscal year ended July 31, 2023.
●	Net cash used in operations for the fiscal year ended July 31, 2024 was ($2.5 million), compared to ($3.3 million) for the fiscal year ended July 31, 2023.

Business Update

During the second quarter of fiscal year 2024, PURE strategically expanded its business approach. Our previous end-use customer strategy showed promise but did not accelerate growth as much as we expected. Consequently, the Company shifted its focus to developing and implementing a distribution model. Over the past several months, we have successfully partnered with multiple distributors, as highlighted in the Company’s recent press releases. This strategic collaboration with key distributors allows PURE to rapidly expand our service offerings and customer-first approach across various geographic regions in the United States, along with numerous other benefits to the Company.

Looking ahead, the Company is actively pursuing additional distributor partnerships and working to unveil new application methods and products to enhance operations in the food and beverage sector. This initiative underscores our unwavering commitment to continued innovation, aiming to quickly bring cutting-edge solutions to the market for the benefit of the food producers and their consumers. Our current research and development efforts are focused on collaboration with leaders in academia and scientists in our distribution network to devise innovative “Clean-in-Place” (validated procedures to clean and sanitize food processing equipment without disassembling) solutions that address existing challenges. Once fully vetted, these solutions will help reduce downtime, increase food safety and sanitation protocols, and extend the useful life of expensive filtration membranes.

Robert Bartlett, Chief Executive Officer, stated, “Over the past year, along with our core business, we’ve expanded our business strategy to focus on a distribution business model, allowing us to expand our service offerings across the United States. A distribution model enables a broader reach and a more robust sales effort to reach a wider audience with our SDC technology. Working with our distributors will allow our technical teams to solve unmet demands in the industries they service. With the help of our distribution partners and their networks, we anticipate our solutions will be used proactively to solve food safety issues that continually make headlines. We look forward to sharing our progress with shareholders as we continue to learn and evolve,” concluded Bartlett.

About PURE Bioscience, Inc.

PURE is committed to redefining chemical safety through its innovative technology. With a focus on efficacy and effectiveness, PURE develops advanced solutions that meet the highest safety standards and produce best-in-class results for its consumers and distributors. PURE continues to focus on developing and commercializing our proprietary antimicrobial products, primarily in the food and beverage industry. We provide solutions to combat the health and environmental challenges of pathogens and hygienic control. Our technology platform is based on patented, stabilized ionic silver, and our initial products contain silver dihydrogen citrate, better known as SDC. This broad-spectrum, non-toxic antimicrobial agent formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity, and mitigation of bacterial resistance. PURE’s mailing address is 771 Jamacha Rd. #512, El Cajon, California 92019 (San Diego County area), serving as its official address for all business requirements. Additional information on PURE is available at www.purebio.com.

Forward-looking Statements: Any statements in this press release that do not describe historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Statements in this press release, including quotes from management, concerning the Company’s expectations, plans, business outlook, future performance, future potential revenues, and expected results of the Company’s marketing efforts, the execution of contracts under negotiation, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements inherently involve risks and uncertainties that could cause our results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control and PURE Hard Surface into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to maintain relationships with its partners and other counterparties; the Company’s ability to generate sufficient revenues and reduce its operating expenses in order to reach profitability; the Company’s ability to raise the funding required to support its continued operations and the implementation of its business plan; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2024. You should not rely on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Mark Elliott, VP Finance

PURE Bioscience, Inc.

Phone: 619-596-8600 ext.: 116

PURE Bioscience, Inc.

Consolidated Balance Sheets

	July 31, 2024	July 31, 2023
Assets
Current assets
Cash and cash equivalents	$349,000	$1,095,000
Accounts receivable	298,000	285,000
Inventories, net	56,000	88,000
Restricted cash	75,000	75,000
Prepaid expenses	27,000	61,000
Total current assets	805,000	1,604,000
Property, plant and equipment, net	13,000	221,000
Total assets	$818,000	$1,825,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$601,000	$422,000
Accrued liabilities	132,000	110,000
Total current liabilities	733,000	532,000
Long-term liabilities
Convertible notes payable to related parties	2,949,000	1,021,000
Total long-term liabilities	2,949,000	1,021,000
Total liabilities	3,682,000	1,553,000
Commitments and contingencies
Stockholders’ equity (deficiency)
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value: 200,000,000 shares authorized, 111,856,473 shares issued and outstanding at July 31, 2024, and July 31, 2023	1,119,000	1,119,000
Additional paid-in capital	132,612,000	132,398,000
Accumulated deficit	(136,595,000)	(133,245,000)
Total stockholders’ equity (deficiency)	(2,864,000)	272,000
Total liabilities and stockholders’ equity (deficiency)	$818,000	$1,825,000

PURE Bioscience, Inc.

Consolidated Statements of Operations

	Year ended
	July 31,
	2024	2023
Net product sales	$1,955,000	$1,871,000
Royalty revenue	8,000	6,000
Total revenue	1,963,000	1,877,000
Cost of goods sold	811,000	906,000
Gross Profit	1,152,000	971,000
Operating costs and expenses
Selling, general and administrative	3,981,000	4,302,000
Research and development	302,000	297,000
Impairment of fixed assets	60,000	315,000
Total operating costs and expenses	4,343,000	4,914,000
Loss from operations	(3,191,000)	(3,943,000)
Other income (expense)
Interest expense, net	(155,000)	(14,000)
Other income (expense), net	(4,000)	(4,000)
Total other income (expense)	(159,000)	(18,000)
Net loss	$(3,350,000)	$(3,961,000)
Basic and diluted net loss per share	$(0.03)	$(0.04)
Shares used in computing basic and diluted net loss per share	111,856,473	111,404,418

PURE Bioscience, Inc.

Consolidated Statements of Stockholders’ Equity (Deficiency)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance July 31, 2022	111,356,473	$1,114,000	$132,079,000	$(129,284,000)	$3,909,000
Share-based compensation expense - stock options	—	—	262,000		262,000
Share-based compensation expense - restricted stock units	—	—	62,000		62,000
Issuance of common stock for vested restricted stock units	500,000	5,000	(5,000)		—
Net loss	—	—	—	(3,961,000)	(3,961,000)
Balance July 31, 2023	111,856,473	$1,119,000	$132,398,000	$(133,245,000)	$272,000
Share-based compensation expense - stock options			214,000		214,000
Net loss	—	—	—	(3,350,000)	(3,350,000)
Balance July 31, 2024	111,856,473	$1,119,000	$132,612,000	$(136,595,000)	$(2,864,000)

PURE Bioscience, Inc.

Consolidated Statements of Cash Flows

	Year Ended
	July 31,
	2024	2023
Operating activities
Net loss	$(3,350,000)	$(3,961,000)
Adjustments to reconcile loss to net cash used in operating activities:
Share-based compensation	214,000	324,000
Impairment of fixed assets	60,000	315,000
Depreciation and amortization	148,000	117,000
Reserve for inventory obsolescence	—	34,000
Changes in operating assets and liabilities:
Accounts receivable	(13,000)	(84,000)
Inventories	32,000	57,000
Prepaid expenses	34,000	(43,000)
Accounts payable and accrued liabilities	201,000	(43,000)
Interest on note payable	143,000	6,000
Net cash used in operating activities	(2,531,000)	(3,278,000)
Investing activities
Purchases of property, plant and equipment	—	(33,000)
Net cash used in investing activities	—	(33,000)
Financing activities
Net proceeds from convertible notes payable to related parties	1,785,000	1,015,000
Net cash provided by financing activities	1,785,000	1,015,000
Net decrease in cash, cash equivalents, and restricted cash	(746,000)	(2,296,000)
Cash, cash equivalents, and restricted cash at beginning of year	1,170,000	3,466,000
Cash, cash equivalents, and restricted cash at end of year	$424,000	$1,170,000

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$349,000	$1,095,000
Restricted cash	75,000	75,000
Total cash, cash equivalents and restricted cash	$424,000	$1,170,000

Supplemental disclosure of cash flow information
Cash paid for taxes	$5,000	$5,000